As filed with the Securities and Exchange Commission on December 11, 2014                         Registration No. 333-198828

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Blue Sky Media Corporation

(Name of small business issuer in its charter)

Wyoming	7812	46-2378100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Code Number)

800 Grand Avenue

Suite 12 A

Carlsbad, CA 92008

www.BlueSkyMediaInc.com

307-278-9649

(Address and telephone number of registrant's principal executive offices and principal place of business)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated Filer __ Accelerated Filer _

Non accelerated Filer __ Smaller reporting Company X

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(1)	Amount of registration fee (1)
Common Stock	1,100,500	$.50	$550,250	70.87

3 (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September 9, 2014

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The selling shareholders may sell shares of our common stock at a fixed price of $ .50 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.   The fixed price of $.50 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.10 plus an increase based on the fact the share will be liquid and registered. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS

BLUE SKY MEDIA CORPORATION

1,100,500 Shares of Common Stock

Price per share: $.50

Total cash proceeds to the Company $0.

Through this prospectus, we are registering for resale 1,100,500 shares of common stock. The Company is authorized to issue 75,000,000 shares of common stock, par value ..001 per share. At the twelve months ended June 30, 2014 there were 10,851,500 shares of common stock issued and outstanding.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share. The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

There is no trading market for our common stock.

The sales price to the public will be offered at a fixed price of $.50 per share until shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement, however, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over the Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale

The purchase of our shares involves substantial risk. See "risk factors" beginning on page 9 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September 9, 2014

PROSPECTUS SUMMARY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

You should read the following summary together with the more detailed information about our company and the common stock being registered in this offering and our financial statements and the notes to those statements included elsewhere in this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account References in this prospectus to "we," "our," "us", "BSM" and the "Company" refer to BLUE SKY MEDIA CORPORATION.

Organizational History

Blue Sky Media Corporation was incorporated in the state of Wyoming on March 20, 2013. We were formed to develop businesses, assets and opportunities, some acquired and contributed from third parties and our founding shareholders, in the motion picture production and distribution industry and related fields. The Company believes it will be able to successfully compete in today's entertainment industry marketplace by controlling production costs and by limiting its distribution expenses using, primarily, online marketing tools to promote its products and to further develop its digital strategies.

Introduction

The Company has only an, approximately, sixteen (16) month operating history. The Company's primary, current business is as a distributor and producer operating in the independent motion picture field and as a commercial videographer. The company is also developing an APP for the film industry. The Company, currently, only generates revenues from the sale of rights to its films which are in a pre-production stage and from commercial video work. The Company plans on developing its own distribution network in the future; but as of now the company has no means for distribution. The Company also seeks to acquire independent films that are in the initial stages of development for both resale and/or production.

Company Assets

The Company's principal assets ("Assets") consist of cash, title and rights to several films in the pre-production phase, film equipment and research and development of an APP for film. All of the Company's income to date has been generated from the sale of the rights to one film which was in the pre-production stage and commercial video work. It is management's opinion that the assets it has, including cash, motion pictures, contracts, future revenue streams, rights and certain business concepts will adequately capitalize the Company for the next twelve (12) months. The Company intends to develop, operate and capitalize the Assets, as well as to create new products for its distribution, to form an ongoing and diverse entertainment entity.

Company Cash Flow

The Company has cash assets derived from its distribution of a pre production film, commercial video work and a private placement of its stock.  Assuming the Company does not generate any income from the sale or production and distribution of current films or commercial video work it still will have sufficient cash to operate for the next twelve (12) months. 6 Our burn rate is anticipated to be approximately $3,000 per month based on our current projections. If we do not have substantial revenues, or an infusion of capital by the end of the next 12 months we would not be able to meet our capital requirements. At June 30, 2014 we had cash of $54,151 and at October 31, 2014 we had cash of $42,584. For the period from its inception, March 20, 2013 through the period ending June 30, 2014 the Company had Revenues of $106,007.

JOBS Act

Recently the United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are "emerging growth companies." We are an "emerging growth company" as defined in Section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an "emerging growth company" until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer," as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a "smaller reporting company" in Exchange Act Rule 12b-2, an auditor attestation report on management's assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a "smaller reporting company". In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance.  We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

Future Assets and Growth

We will continue to generate limited future income from our Assets, however, we cannot provide absolute assurances or estimates of these revenues. The Company had Net Income in its initial, short fiscal period, however, the Company anticipates it may operate at a deficit for its next fiscal years and may expend most of its available capital. The Company's cash on hand is, primarily, budgeted to cover the anticipated costs to complete, deliver and market a partially completed feature length documentary films owned by the Company, to market the pre-production film rights it owns, to market its commercial video services and for various administrative costs associated with developing and operating the businesses going forward including costs for legal, accounting and Transfer Agent services. We believe that the Company will have sufficient capital to operate its businesses over the next twelve (12) months. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from our existing Assets will be adequate to maintain our businesses.

The world wide motion picture industry is an extremely competitive industry dominated by several very large, fully integrated media conglomerates. The World Wide Web is having a significant impact on this industry, as it has had on the music business, and the Company's management plans on attempting to develop strategies and opportunities that will allow us to compete in this environment. Thousands of feature length motion pictures are produced annually and only a few hundred of these ever receive any kind of theatrical release and it is ever more expensive to market these films. In addition the world wide DVD market, which has, primarily, fueled the demand for independent feature motion pictures in the past, has, substantially slowed and new distribution channels such as "Video on Demand" are only now just becoming viable as revenue sources for independent films. The Company is building its business model cognizant of these market realities and management will be attempting to use and capitalize upon emerging technologies to deliver and market its products.

Our business model is predicated on the assumption that we can continue to generate multiple revenue streams from various world wide media sources from our existing Assets and from products we intend to develop, produce and distribute over the next fiscal year and that we can, successfully, manage our costs by capitalizing on new and emerging digital technologies, business developments and our management. 6 Although the Company generated revenues, in its initial, approximate, fifteen (15) months of operation it anticipates it may lose money in its next, full year of operation and it shall require raising additional capital to develop its Concepts. The Company may plan on filing for a Secondary offering of its stock in 2015 to raise capital for its projects and Concepts which will result in further dilution to shareholders.

The Company's primary manager, its CEO Mr. Berian, has limited experience and expertise in the independent motion picture business and related industries and has no experience operating a public company. The Company will continue to seek consultation from those persons more adept in the entertainment and film industry possibly as a director, employee, or outside consultant. Until such time as the Company is more established and capitalized, we will not be able to employ any personnel on a full time basis. 7-8 (For Details on our Business Plan Please See: Description of Business, p. 17)

FOUNDING SHAREHOLDERS

The following individuals and entities are considered founding shareholders of our Company.

Class	Name	Shares	Percentage
Common	Wayne Berian (1)	3,000,000	27.6%
Common	Hannah Grabowski	6,750,000	62%

(1)	Mr. Wayne Berian, is the operating manger of BSM.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $.50 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be liquid and registered. $.50 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis and Results of Operations" and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception March 20, 2013 through June 30, 2014 are derived from our audited financial statements.

	For the Period from Inception March 20, 2013 through June 30, 2013 (Audited)	For the Period from June 30, 2013 through June 30, 2014 (Audited)	For the Period from June 30, 2014 through September 30, 2014 (Unaudited)
STATEMENT OF OPERATIONS
Revenues	7,250	98,757	23,500
Operating Expenses	13,732	149,148	21,568

Net Income	(6,482)	(57,031)	1,932

Weighted average number of common shares outstanding for the period	7,092,000	10,851,500	10,851,500

Net Income Per Share	(.00)	(.002)	.00

	For the Period from Inception March 20, 2013 through June 30, 2013 (Audited)	For the Period from Inception March 20, 2013 through June 30, 2014 (Audited))	For the Period from June 30, 2014 through September 30, 2014 (Unaudited)
BALANCE SHEET DATA
Cash	268	54,151	42,584
Total Assets	34,468	91,887	85,319
Total Liabilities	—	8,500	—
Stockholder's Equity	34,468	83,386	85,319

¹ Derived from audited financial statements

ABOUT THIS OFFERING

Securities Being Offered	Up to 1,100,500 shares of common stock for resale in Blue Sky Media Corporation

Initial Offering Price	The selling shareholders will be offer shares at a fixed price of $.50 per share until shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering

The offering will conclude when all of the 1,100,500 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares. The Company may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Common Stock Issued Before Offering	10,851,500 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued After Offering	10,851,500 shares of common stock with an implied aggregate value of $5,425,500 based on our assumed offering price of $.50 per share after the offering.

Stockholder's Equity	As of June 30, 2014 our Stockholder's Equity was $83,386. At September 30, 2014 our stockholder's Equity was $85,319.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Description of Selling Stockholders

Through this prospectus, we are registering for resale 1,100,500 shares of common stock. The Company is authorized to issue 75,000,000 shares of common stock, par value .001 per share. At the twelve months ended June 30, 2014 there were 10,851,500 shares of common stock issued and outstanding.

The names and share amounts of the selling stockholders are set forth under "Selling Stockholders and Plan of Distribution" in this prospectus.  None of the selling stockholders are officers, directors or 10% or greater stockholders of our company nor are any affiliated or associated with any broker-dealers.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE POSSIBILITY THAT YOUR ENTIRE INVESTMENT MAY BE LOST. AS SUCH, YOU ARE ENCOURAGED TO EVALUATE THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND COULD RESULT IN COMPLETE LOSS OF YOUR INVESTMENT.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Wyoming on March 20, of 2013. We have limited financial resources and only limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

 All of our capital and assets have been provided by or acquired from our principal shareholders and third parties and through a Private Placement of the shares being Registered. We estimate that we will have sufficient capital to operate for the next twelve (12) and sufficient capital to market unfinished films we have acquired, develop our APP and to market our commercial video services. We cannot assure you, however, that we will be able to sustain the business for the long term nor that we may not need to obtain additional capital in the future. We can also not assure you that we will be able to obtain any required financing on a timely basis, or if obtainable, that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly or entirely curtail our business objectives, which could result in our having to discontinue some of our operations and plans.

We depend highly on our current president who has limited experience in running a public company.

We depend highly on Wayne Berian, our CEO and Director, who may be difficult to replace. Wayne Berian at this point, only devotes approximately 40% of his time (approximately 16 hours) per week to our business, has only several years of industry experience and has not previously headed a public Company. Our plan of operations is dependent upon the continuing support and business expertise of Mr. Berian.

Loss of our CEO could adversely affect our business.

Loss of Mr. Berian could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of investor's investments. Mr. Berian is not, presently, receiving a salary from the Company, 12 however he did receive compensation of 3,000,000 shares of the Company's common stock. It is unknown, at this time, if or when the Company may be able to further compensate Mr. Berian for his management services. The company does not anticipate Mr. Berian receiving a salary in the foreseeable future.

Our management has limited experience in running a public company.

Mr. Berian, has no experience in running a public company. He is vaguely familiar with the reporting requirements of the Securities and Exchange Commission. Mr. Berian will rely on the expertise of outside counsel and consultants to insure proper filing and the meeting of deadlines.

There are increased costs and regulations associated with operating a public company and we will have limited internal accounting controls.

There are a number of expenses and costs associated with operating a public Company including filing expenses, transfer agent, stock issuance and maintenance costs, accounting, legal and auditing expenses that will materially increase the Company's operating expenses and make it more difficult for the Company's businesses to produce operating profits. Projected cost for the next 12 months associated with the operation aspects of being a public company are projected to be approximately $7,500. Our CEO has no prior experience managing a public company. With only one officer and director there will be no internal oversight to the Company's financial reporting, initially, except from the Company's outside auditors.

Upon completion of the offering stockholders will own a minority percentage of the Company's stock.

Wayne Berian owns approximately 27.6% of our outstanding common shares and will continue to do so after the filing of this Registration Statement and Hannah Grabowski owns approximately 62% of our outstanding common shares and will continue to do so after the filing of this Registration Statement. As a consequence of their stock ownership position, Mr. Berian and Ms. Grabowski will retain the ability to elect a majority of our board of directors, and thereby control our management. Wayne Berian and Ms. Grabowski also have the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, any private transactions, and other extraordinary transactions. The concentration of ownership by Mr. Berian and Ms. Grabowski could discourage investments in our company, or prevent a potential takeover of our company which will have a negative impact on the value of our securities.

Because of competitive pressures from competitors with more resources, BSM may fail to implement its business model profitably.

The independent motion picture industry is highly fragmented and extremely competitive. The market for customers is intensely competitive and such competition is expected to continue to increase (see "Competition"). We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.

We are dependent on the popularity of our film products.

Our ability to generate revenue and be successful in implementing our business plan is dependent on our ability to develop, produce, acquire and distribute entertainment products that are popular with audiences and sold via distribution channels that are efficient and cost effective.

We may be unable to compete with larger or more established film companies.

We face a large and growing number of competitors in the film and entertainment industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the Company. As a result, certain of these competitors may be in better positions to compete with us for product and audiences. We cannot be sure that we will be able to compete successfully with existing or new competitors.

We are developing an app for the film industry which could possibly be a project which is terminated prior to completion.

We have engaged MMT, Inc. for the development of the proposed Film APP. There is no assurance that the APP will be completed, regardless of the contract in place.

The film app under development could be unprofitable once completed.

There is no assurance that if and when the app under development is completed that it will be met with success or be profitable. We face competition from many developers of apps some of which have far greater resources and expertise than we do.

In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of any shareholder's investment.

Due to our limited operating history, we will have to use all of our existing resources to complete and market our motion picture products and develop our distribution channels as well as to continue to market our commercial video services and develop our film APP.

Following this offering we may need to raise additional funds to expand our operations. 15 We will receive no proceeds from this offering. We may raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations, although at this time there is no plan in effect to do so. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

Our products or processes could give rise to claims that our products infringe on the rights of others.

We are potentially subject to claims and litigation from third parties claiming that our products or processes infringe on their patent or other proprietary rights. Currently such claims and litigation could potentially apply to our APP product under development. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to produce, use or sell the affected product or process. Litigation, which could result in substantial costs to us, may also be necessary to enforce our proprietary rights and/or to determine the scope and validity of the proprietary rights of others. Any intellectual property litigation would be costly and could divert the efforts and attention of our management and technical personnel, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not prevent us from selling our products or materially and adversely affect our business, financial condition and results of operations. If any such claims are asserted against us, we may seek to enter into a royalty or licensing arrangement. We cannot assure you that a license will be available on commercially reasonable terms, or at all.

We may be subject to claims of trademark infringement, which may harm our business.

The company currently has not filed any trademarks or copyrights for its films or app. We may be subject to legal proceedings alleging claims of trademark infringement in the future. If we must rebrand, it may result in significant marketing expenses and additional management time and resources, which may adversely affect our business.

Our APP, that we are currently developing, could infringe on existing patents, trademarks or copyrights. We will copyright our APP prior to completion; however, we cannot guarantee that should we copyright or trademark any of our products, that our trademarks or copyrights will be completely protected. This could cause harm to our brand and ultimately, to us. We could also spend additional time and resources fighting other entities that might infringe upon our trademarks and/or copyrights.

We have paid to date the amount of $53,500 for the research and development of our APP. We do not expect to spend any further capital towards its development; however it is possible that it could cost additional money to complete development.

We may be unable to scale our operations successfully.

Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

The lack of experience in all of the businesses we are entering could impact our return on investment, if any.

As a result of our reliance on our officers and their lack of experience in developing comparable film businesses and apps, our investors are at risk in losing their entire investment. The company intends to hire personnel in the future who will have the experience required to manage our company, when the company is sufficiently capitalized. Until such management is in place, we are reliant upon our officers to make the appropriate management decisions.

As there is no public market for our common shares, they are an illiquid investment and investors may not be able to sell their shares.

No market currently exists for our securities and we cannot assure you that such a market will ever develop, or if developed, will be sustained.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

If our shares of common stock are actively traded on a public market, they will in all likelihood be penny stocks.

The securities enforcement and penny stock reform act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Sec regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on nasdaq and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may not be liquid.

Because our securities may be subject to penny stock rules, you may have difficulty reselling your shares.

Since our stock may be subject to penny stock rules, you may have difficulty reselling your shares. Penny stocks are covered by section 15(g) of the securities exchange act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer may be required to make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

This registration statement contains forward looking statements which are speculative in nature.

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. Forward looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "business description" and "corporate background" although the company believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance, or achievements cannot be guaranteed. The reader is advised to consult any further disclosures made on related subjects in our future sec filings.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities that we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement pursuant to an exemption under Rule 144 of the Securities Act of 1933.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) after the SEC declares this prospectus effective. In order to be quoted on the Bulletin Board, a market maker must file a 15c-211 application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 1,100,500 shares of our common stock held by 48 shareholders of our common stock as of June 30, 2014.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of June 30, 2014 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After Offering

Hector Medina	300,000	300,000	0
Hector Medina	1,000	1,000	0
Mercer Group	1,000	1,000	0
Brianna Stoecklein	1,000	1,000	0
Lannelle Cannon	1,000	1,000	0
Matthew Mason	1,000	1,000	0
Richard E. Foringer	1,000	1,000	0
Jim France	1,000	1,000	0
Kevin L. Gillespie	1,000	1,000	0
Jehu Hand	1,000	1,000	0
Lisa Martin Hart	1,000	1,000	0
Steve M. Haxton	1,000	1,000	0
Patricia Morrison Heller	1,000	1,000	0
Harry Jandt	1,000	1,000	0
Thomas Jandt	1,000	1,000	0
Gerry Martin	1,000	1,000	0
Bill Martin, Phd	1,000	1,000	0
Jan McCarthy	1,000	1,000	0
Sandra Newman	1,000	1,000	0
Fran Newman	1,000	1,000	0
Aimee K Pipkin	1,000	1,000	0
Rick Van Eyke	1,000	1,000	0
Steven H. Wachsler	1,000	1,000	0
H.R. Waschler, Jr	1,000	1,000	0
Annette Mason	1,000	1,000	0
Palumbos, Kevin	1,000	1,000	0
Lane, Thomas	1,000	1,000	0
Spexarth, James	1,000	1,000	0
Howard E. Eriksen Family Trust	1,000	1,000	0
Ludwig, Carl	1,000	1,000	0
Matthews, Todd	1,000	1,000	0
Baum, Kurt	1,000	1,000	0
Cabb Enterprises	1,000	1,000	0
Huff Family Revocable Trust	1,000	1,000	0
Adamson, Leon	1,000	1,000	0
Chelsie T. Huff	1,000	1,000	0
Alexis I. Huff	1,000	1,000	0
Brittany A. Huff	1,000	1,000	0
Brenda S. Huff	1,000	1,000	0
Nicholas A. Mercer	1,000	1,000	0
Amelia F. Mercer	1,000	1,000	0
Nelson, Thomas	1,000	1,000	0
MMT, Inc.	450,000	450,000	0
Brianna Stoecklein	19,000	19,000	0
Albie Viola	7,500	7,500	0
Barb Viola	23,000	23,000	0
Pat Frisk	25,000	25,000	0
Pink Sky, LLC*	200,000	200,000	0
Stephen Lynch	15,000	15,000	0
Jake Cannon	20,000	20,000	0

*Mercer Group, President, Andrew Mercer (who has voting rights and dispositive power with regards to the shares held by Mercer Group).

* Pink Sky, LLC, Manager, Roy Wilson (who has voting rights and dispositive power with regards to the shares held by Pink Sky, LLC).

* MMT, Inc., President, Joe Lewis (who has voting rights and dispositive power with regards to the shares held by MMT, Inc.).

*Howard Eriksen Family Trust, Howard Eriksen (who has voting rights and dispositive power with regards to the shares held by Howard Eriksen Family Trust).

*Cabb Enterprises, William Huff (who has voting rights and dispositive power with regards to the shares held by Cabb Enterprises).

*Huff Family Revocable Trust, William Huff (who has voting rights and dispositive power with regards to the shares held by Huff Family Revocable Trust).

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates

-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $.50 until a market develops for the stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

ordinary brokers transactions, which may include long or short sales, transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

through direct sales to purchasers or sales effected through agents,

through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,420.60.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 75,000,000 Shares of common stock, $0.001 par value per Share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value per share. Currently we have 10,851,500 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Wyoming for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for listing our shares on the OTCBB, including:

We must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

we must remain current in our filings;

we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with FINRA so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

No Broker Is Being Utilized In This Offering

This offering does not involve the participation of an underwriter or broker, and as a result, no broker for the sale of our securities will be used.

No Escrow of Proceeds

There will be no escrow of any of the proceeds of this offering since the Company has already received all proceeds from its Private Placement. Accordingly, we already have use of all funds we have raised. These funds shall be non-refundable to subscribers except as may be required by applicable law.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by HARRIS & GILLESPIE CPA'S, PLLC, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Mont E. Tanner, Esq., has rendered an opinion as to the validity of shares being registered and the corporate documents of the Company.

DESCRIPTION OF BUSINESS

Overview

Our objective is to establish the Company as a marketing, distribution and production company operating in the independent motion picture field as well as a commercial video and APP development Company. The Company was incorporated in the State of Wyoming on March 20 of 2013 and has been capitalized by the Assets contributed by and acquired from its principal shareholders and others as well as the revenues from operations. We, presently, operate out of offices at 800 Grand Avenue Suite 12 A Carlsbad, CA 92008 provided by our majority shareholder. This office is not a permanent office and is not owned by the Company. Currently the Company does not pay or reimburse for the use of the office space.

The Company intends to use multiple operational approaches as its business model.

ö       Acquisition of film rights(films that are in pre-production stage)

ö       Production of Film

ö       Marketing and Distribution of its own films as well as other films.

ö       Development and Distribution of Film APP

ö       Commercial Film and Video

Acquisition of Film rights:

Currently the Company has acquired the rights to five films all of which are in the initial stages of pre-production. The rights were acquired on May 15, 2013 from Ocean Pure Media Corporation for 342,000 shares of the Company's stock at $.10 per share for a total value of $34,200. The films were acquired on a flat rate basis, meaning that a flat rate of $34,200 was paid for all of the film rights with no specific value placed on any one film. There were no royalties or other rights attached to the sale of the films. The rights to one of the acquired films was sold in June of 2014.

Pre-production in this instance identifying the films as having had treatments and/or trailers completed. Treatments are widely used within the motion picture industry as selling documents to outline story and character aspects of a planned screenplay. Treatments are typically used to sell a concept without a completed screenplay. And a trailer is a preview of a film, typically a combination of scenes or one scene of a film to give the viewer a better idea of what a film will portray when completed.(please see "www. Blueskymediainc.com for trailers").

Films acquired:

"Badlands", (a Horror genre)

"Life of a third World Surfer", (Documentary)

"The Trestles" (Documentary)

"Two Sevens Clash", (the film rights were sold)

"Beirut-Beirut" ( Drama story)

The Company intends to either fund the completion of the production of some of the films as well as post production and distribution depending on the Company's future ability to raise capital for such a venture or seek joint venture partners to fund the completion of the production of some of the films as well as post production and distribution or sell the rights to the films as it did in the case of "Two Sevens Clash".

The Company is also in the initial stages of research for a documentary film on Wolves. However it is not known at this time whether in fact it will be able to raise sufficient capital for the necessary resources to complete the film and even if it has the resources how long the film would take to complete.

The Company is actively looking at additional potential film acquisitions in various stage of pre-production or completion.

Marketing of Existing Film Rights

We anticipate engaging independent companies to aid in the marketing of our existing film rights. We currently have a non-exclusive verbal agreement with Celebrity Scene to assist in marketing our existing films as well as to aid in seeking additional financing towards the production of some of our film rights. Per our verbal agreement we have agreed to pay commissions of 15% for the sale of any of the film rights we own.

Although we have sold the rights to one of our films “Two Sevens Clash”, there is no certainty that we will be able to sell the remaining film rights. Following is our projected steps towards marketing the films:

Establish additional independent companies or people to facilitate the marketing of the film rights, as we have done with Celebrity Scene.

Time to implement

We are currently seeking additional marketing entities and will continue to do so. We believe that within 12 months we should be able to market the remaining film rights if in fact we have not engaged in production of any of the films. That is based on our own projections and there is no certainty that we will be able to accomplish that goal.

Cost

We anticipate paying between 10-20% in commissions for the marketing of the film rights upon the sale of each individual film right.

Projected Income from the sale of film rights

We have currently discussed selling the film rights with Celebrity Scene (the Company that we recently engaged to aid in either selling the film rights or aiding in procuring funding for the films) as follows:

"Badlands", (a Horror genre)$50,000.00

"Life of a third World Surfer", (Documentary)$75,000

We currently have over 100 hours of video footage as well as a trailer for the documentary. We believe it is more likely that we will seek funding for completion of the film as it does not require the same amount of capital as the remaining non-documentary films. See Production

"The Trestles" (Documentary) $40,000

We currently have over 50 hours of video footage as well as a trailer for the documentary. Again, we believe it is more likely that we will seek funding for completion of the film as it does not require the same amount of capital as the remaining non-documentary films. See Production

"Two Sevens Clash", (the film rights were sold for $26,000)

"Beirut-Beirut" ( Drama story) $50,000

Production

Production of any of the films acquired would take considerable resources and expertise, neither of which the company has at this time nor are there any plans in place to raise additional capital or engage necessary expertise at this time. Production would entail the company raising sufficient capital, hiring the required experts in their fields, and the administrative capacity to manage such endeavors. It is more likely that the company will sell the rights to the films as it did with the rights to " Two Sevens Clash". Even if the company should produce and complete any of the acquired films there is no assurance that the film would be profitable.

Following is an estimated breakdown of costs and timeline for production:

Projected Production costs and timeline for the following acquired film rights:

"Badlands", (a Horror genre)

"Beirut-Beirut" ( Drama story)

Cost for production $50,000-500,000.00

If the films were produced on the lowest possible budget with the projected end market being streaming via Netflix, Amazon, or some other internet based streaming service or our own APP we believe the costs for producing the films could be as low as $50,000.00 to $150,000. Streaming being a one-way video transmission over a data network. It is widely used to watch video clips and movies from the Internet on computers, tablets, smart phones and TVs. In addition, computers at home may be set up to stream a user's movie collection to a media hub connected to a home theater. Unlike movies that are downloaded and played at any time in the future, a streamed movie is played immediately after a small amount of video data is received, and the movie file is not stored permanently in the destination device

If we were able to raise sufficient capital for production costs with the end result as the film either being sold to a major production company or marketed for theatrical release or VOD (video on demand) production costs are estimated by us to be approximately $350,000 to 500,000.

Time to produce should we be able to raise sufficient capital:

We estimate time to complete the film on a lower budget could be 3-5 month range after funding, finalizing scripts and talent (which could take 1-2 months).

We estimate time to complete the film on a higher budget to be 6-8 month range after funding finalizing scripts and talent (which could take 1-2 months).

Cost to market the acquired film rights:

We estimate the cost to market the completed films, on the lower budget side, to be a commission of 15% should we choose to sell the films outright through an entity such as Celebrity Scene.

If we made the decision to market the films ourselves we would take advantage of the various social media venues that are available and keep our marketing costs to a minimum. We would also expose the film to the internet world via our own APP (see APP Research and Development on page 19).

For independent films with low budgets for marketing and distribution it is necessary in the company's opinion to take advantage of all means of exposure that are currently available.

Should the Company finish production of any film it intends to release its films first to National and International Film Festivals for exposure while at the same time using all the latest technological options available such as:

ö       Twitter

ö       Facebook

ö       YouTube

ö       Web site

ö       Instagram

ö       Vimeo

At this time the Company has not engaged in any form of social media other that exposure through its website.

We anticipate DVD Distribution to be through the Company's website, and other entities such as Netflix, however at this time we have no agreements in place for any Distribution.

We also would anticipate entering numerous film festivals. Film festivals have traditionally been the arena where many independently produced films such as ours are first introduced. Often times it is the results from the film festivals that can determine the interest in the film or can result in an offer being made from a larger studio. Costs to enter and attend film festivals could cost $10,000 or more.

Regardless, as a smaller production company we would project our marketing and distribution costs to be in the range of $10-20,000.00

Projected Income from the sale or distribution

It is almost impossible to predict the potential revenue from a film in today's markets. One could take The Blair Witch Project or Paranormal Activity as examples which are in the same horror film genre as is Badlands. The Blair Witch Project had production costs of $600,000 and had worldwide box office sales of $248,300,000 (according to the web site the-numbers.com). Paranormal Activity had a production budget of $450,000 and had an approximate profit of $89,798,377, a ROI of 19,855% (according to the web site the-numbers.com). And Paranormal Activity 2 had a production budget of $3,000,000 and an approximate profit of $77,236,248 (according to the web site the-numbers.com).

Also there is no certainty that having a larger budget will lead to higher profits. For example the sci-fi film John Carter had production costs of $307,124,000 and approximate income of $176,272,272, a loss of $130,851,728. (according to the web site the-numbers.com).

We would not assume that we would be able to create the same profits or losses as the aforementioned films. In fact most films either lose money or never even get to the point where they are introduced to the viewing audience.

Projected Production costs and timeline for the following acquired documentary film rights:

"Life of a third World Surfer", (Documentary)

"The Trestles" (Documentary)

Cost for production $7,500-15,000.00

Life of a Third World Surfer was acquired with over 100 hours of footage. It would require one trip to Central America, where the story is based, to complete some interviews, shoot additional footage to bring it current and editing to bring it into a format for streaming, VOD (Video on Demand) or to be placed in Film Festivals.

Cost estimates are from $7,500-15,000 to complete the film.

The Trestles was also acquired with over 50 hours of footage. To complete the production of the documentary would require some additional footage of interviews, acquisition of historical footage and additional filming of some of the top surfers, both interviews and surfing.

Cost estimates are from $7,500-15,000 to complete the film.

Time to produce should we be able to raise sufficient capital:

We estimate time to complete the film on a lower budget could be 3-4 months range after funding, finalizing scripts and interviews (which could take 1-2 months) and final editing.

Cost to market

We estimate the cost to market the completed films, on the lower budget side, to be a commission of 15% should we choose to sell the films outright through an entity such as Celebrity Scene.

If we made the decision to market the films ourselves we would take advantage of the various social media venues that are available and keep our marketing costs to a minimum. We would also expose the film to the internet world via our own APP.

For independent films with low budgets for marketing and distribution it is necessary in the company's opinion to take advantage of all means of exposure that are currently available.

Should the Company finish production of any film it intends to release its films first to National and International Film Festivals for exposure while at the same time using all the latest technological options available such as:

ö       Twitter

ö       Facebook

ö       YouTube

ö       Web site

ö       Instagram

ö       Vimeo

At this time the Company has not engaged in any form of social media other that exposure through its website.

Should the company complete any of the Company's documentary films the Company will attempt to market its documentary films to such Television entities as AMC, Discovery Networks, Netflix, HBO, Showtime, Sundance, Discovery Channel and PBS. However there is no assurance that even if marketed to those entities that the films would be acquired.

DVD Distribution will be through the Company's website, and other entities such as Netflix, however at this time we have no agreements in place for any Distribution.

We would also enter numerous film festivals. Film festivals have traditionally been the arena where many documentaries such as ours are first introduced. Often times it is the results from the film festivals that can determine the salability of the film or can result in an offer being made from a Netflix, Amazon, Discovery Channel or BBC. Costs to enter and attend film festivals could cost $10,000 or more. Regardless, as a smaller production company we would project our marketing costs for documentary films to be in the range of $5,000-15,000.00.

Projected Income from the sale or distribution

As with films slated for theatrical release, it is almost impossible to predict the potential revenue from a documentary film in today's markets. While social media and film festivals open the doors to viewers, documentaries do not command the same dollar amount as do horror genres, or dramas.

However if we look at some of the documentaries that have done well in the recent past there is room for profitability. Dirty Wars pulled in $371,245, and Inequality for All grossed $1,100,000 (according to filmcollaborative.org). Blackfish, the documentary, had a worldwide gross of $2,073,582 (according to Boxofficemojo.com). Production costs for these films were not available.

Again, we would not assume that we would be able to create the same profits as the aforementioned films. In fact most documentary films either lose money or never even get to the point where they are introduced to the viewing audience.

Financing

At this time we have no plan in place for additional financing to complete any of the aforementioned projects. We plan on seeking equity financing, joint venture funding, or royalty funding, whereby we would pay out a percentage of the films revenues for financing. At this time there are no specifics which have been discussed in regards to future financing.

It is also possible that if we are able to sell the rights to one or more of our films we would have the necessary capital to complete the production of the remaining films, thus enabling us to self fund production.

Industry Overview

The worldwide motion picture industry is dominated by a handful of very large, fully integrated conglomerates that are focused, primarily, on capturing market share via the wide, international release of mega budgeted, branded films and sequels, Digital 3-D animation pictures and other, proven motion picture entertainment projects with their smaller ("specialty") divisions taking responsibility for releasing, on a more limited basis, the less costly and smaller talent driven projects, which continues to divide the industry revenue "pie" into fewer and fewer pieces.

Facebook recently announced that since June of 2014 users of the social network have watched an average of 1 billion videos per day and that Video views have increased by 50% between May and July of this year, and around two-thirds of daily views are made via mobile devices (from REELSEO.com).

In recent years there has been a large infusion of new, outside capital into the studio motion picture business, primarily allocated to the larger distributors, that has resulted in a glut of new productions and increased competition for audiences across all revenue streams. This fact, along with the greater consumer access to evolving digital technology, to both create and consume entertainment content, and the ever expanding distribution capacity of the World Wide Web presents challenges to content suppliers and distributors that now threatens many, current entertainment business models.

BSM is cognizant of the intense competition and the industry trends and Management has attempted to devise its business strategy to exist and survive within the realities of this new marketplace.

Competition

There is significant competition in the world wide motion picture industry. It is an industry that generates many billions of dollars in annual revenues from many exploitation and media sources such as theaters, home entertainment (DVD), television and now, ever increasing, online and digital channels inclusive of streaming on mobile devices.

It takes substantial sums of capital to compete in the entertainment business. Costs to produce and market general market, theatrical motion pictures is prohibitive to all but the most deep pocketed entities and individuals and there is no certain or consistent basis to, accurately, forecast success. All investments in the motion picture industry, even for the most sophisticated investors, are extremely risky and for every independent success story there are a thousand disappointments.

Although the Company does not intend to directly compete against the major film companies, and it will not attempt to finance any projects beyond the limited scope of its business plans and on emerging distribution opportunities, it still will have formidable competition from a wide range of smaller, independent financing, production and distribution entities, more established and, in most instances, better capitalized than the Company, which are attempting to produce and market motion picture product.

There currently exists hundreds of legitimate, viable independent movie companies, around the world, that will have the resources to compete with our Company for product, distribution capacity, financing and market share. The Company believes in its strategies and business concepts, however, there is competition for all audiences and the attention of all media consumers and there is no certainty that the Company will be able to compete, successfully, in this environment.

Commercial Video

The Company has done video work for various companies and people for trade shows, corporate videos, and private functions and will continue to do so in the future. Commercials have made up the bulk of the company's revenues to date. We have relied on the help of outside consultants for most of our commercial work.

Competition for Commercial Video

To date the commercial video work we have completed has all been procured by referrals. There is intense competition in the industry from many companies which have far greater resources, expertise and longevity in the industry. With the continuous advent of smaller video cameras coming to the Video market that can produce higher quality video while at the same time having a minimal cost and the ability to edit on editing systems which are also minimal in cost together with the ability to market through social media gives smaller companies such as ours an advantage in the market. However it is those very aids to production that increase competition through many smaller independent film companies.

Marketing Commercial Video

The majority of revenue to date has come from our commercial video work. Our plan is to continue to market our video services. We have engaged several entities to aid us in our marketing efforts.

Our current workload:

Since our year end June 30, 2014 we have completed several commercial videos and have several commercial video projects we are working on which we estimate will result in revenues of approximately $30,000 for our second quarter (September 30-December 31) with costs to completion of approximately $12,000. We typically bill on a flat rate basis after estimating time and resources needed for shooting.

Documentary Model for Commercial video

We are in discussions with International Endeavors Corporation who has engaged us to do a corporate video to tell their story. While we project a completed 10 minute film at the cost of $15,000 we are also discussing the possibility of filming a documentary on their story regarding Temecula as the wine country of Southern California with their company as the spokesperson for the documentary. At this time we have not entered into a contractual agreement for the video.

We feel that this might be a way to help them tell their story in a different way that might appeal to some of the on-line streaming sites, HBO, CNN Films or someone like the discovery channel or KPBS. Projected costs to film such a documentary are $40,000-$60,000.

Should International Endeavors Corporation move forward with engaging us to film the documentary and should the results be beneficial those results could lend towards other companies benefiting from the same structure and aid us in securing additional commercial work.

Marketing Consultants

We have engaged several entities through contracts to aid in our marketing efforts of our commercial video work. To date we have paid them through the issuance of shares of the Company stock. We have determined that this is the most cost effective way to market our services at this time.

Our future plans would be to hire a full time employee for marketing of our commercial services. We project costs of approximately $4,000 a month and a percentage of each contract to procure an individual for marketing. We would require additional funding in order to hire this person.

APP Research and Development

The company is currently in the research and development phase for an APP that would be specific for film. We have engaged and paid MMT, Inc. to aid us in the completion of the APP. To date we have paid MMT, Inc. $53,500 ($8,500 and 450,000 shares of common stock at $.10 per share) towards the completion of the APP. The Company further intends to develop and distribute additional APPs in the future, however at this time we are not sure which APPs will be developed or when. The development of APPs takes resources outside of the Company's expertise which requires capital for development and once completed for marketing.

APP Description

Although the final APP's features are currently not finite as it could change as it is being developed; it is geared towards amateur film makers having the ability to place their film on multiple streaming formats by simply following the APPs instructions once purchased by the film maker. Whether it be a trailer of a film with the hope of gaining attention for acquisition, or individuals with phones with video capability that may shoot video of some subject that they wish to share with the public; the APP would allow them to share the video with multiple formats with one upload and simply checking where they want the film to go. For example, a person shoots a birthday party of their child and wants to have the video available to only family or friends but on multiple formats such as Youtube, Vimeo, or Instagram. Using the APP, the film maker would already have entered his family and friends; with one touch the video would be sent to all friends and family members on the list to the multiple formats. The proprietary function of the APP is hoped be a security feature to protect videos from being accessed to people other than the APP owner.

We have not concluded as to the price of the APP at this time.

Copyrights, Patents

We intend to copyright and attempt to patent the APP prior to completion at a time when we feel we have completed a tested model of the APP. At this time we believe that a patent search through an attorney could cost approximately $5,000 and it will only be after a patent search to determine if it might be patentable that we would file for a patent and even the there is no assurance that a patent would be granted.

Timing for Completion

We anticipate completing a working model of the APP sometime in the third to fourth quarter of 2015.

Competition for APPs

We will face significant competition in all aspects of our business with regards to selling our APP(s). We will compete for the leisure time, attention and discretionary spending on the basis of a number of factors, including quality of experience, access and value. While we will face a large and diverse group of content, we believe it will be our ability to deliver a niche product that may allow us to be profitable in the production and marketing of our APP product. There may be other APPs that are completed by competitors that are similar to our APP that are preferred by buyers which could cause our APP to less than profitable.

APP Industry Background

The digital entertainment industry is currently undergoing dramatic change driven by significant technology and consumer trends:

Rapid growth of mobile platforms. According to Strategy Analytics, the global smart phone installed base will grow at a CAGR (Compound Annual Growth Rate) of 26.6% from 2012 to 2016, reaching 3.02 billion units.

Tablets are expected to grow at a CAGR of 40.3%, reaching 978 million units by 2016. The proliferation of these powerful mobile platforms now enables large audiences to enjoy interactive entertainment whenever and wherever they wish.

IDC (International Data Corporation is an American market research, analysis and advisory firm specializing in information technology, telecommunications, and consumer technology) estimates that in 2012 worldwide hours per month spent online on mobile devices was 12 billion, expected to rise to 63 billion by 2017, representing a 39% CAGR. Mobile spending on consumer paid content was $9.7 billion, expected to rise to $40 billion by 2017, representing a 33% CAGR.

Social networks as part of the entertainment fabric:

eMarketer estimates there will be 1.7 billion users on social networks in 2013.

App stores as key distribution and payment gateways:

Mobile platforms and social networks have opened their platforms to developers, transforming the distribution and consumption of digital content. Developers can now distribute applications (apps) to a global audience and refresh these with regular content and feature updates. Key distribution platforms such as the Apple App Store, the Google Play Store, the Amazon Appstore and Facebook provide integrated payment systems. These allow users to make frequent small purchases in a convenient way using trusted infrastructure. According to Gartner, mobile app stores total downloads worldwide are expected to reach 268 billion and $77 billion in total revenue worldwide by 2017.

Regulation

Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Regulation relates to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities. Our business involves risks of liability associated with entertainment content, which could adversely affect our business, financial condition or results of operations. As a developer and distributor of media content, we may face potential liability for any of:

defamation;
invasion of privacy;
copyright infringement;
actions for royalties and accountings;
trademark misappropriation;
trade secret misappropriation;
breach of contract;
negligence; and/or
other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against broadcasters, publishers, merchandisers, online services and other developers and distributors of entertainment content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability could have a material adverse effect on us.

Intellectual Property & Proprietary Rights

We regard substantial elements of our businesses and website as proprietary and we shall attempt to protect them by relying on copyright, trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods. To date we have no copyrights or trademarks that have been applied for.

Employees

We are a new, developing company and currently have only two part-time employees, Wayne Berian our CEO and Hannah Grabowski, Secretary Treasurer, who have been paid in restricted shares of Company stock in lieu of a salary. We currently have engaged four independent contractors to aid in marketing, funding of our films, and the development of our APP. We may engage additional independent contractors in the future.

Reports

As an issuer whose securities will be registered under section 12(g) of the Exchange Act, we will be required to file periodic reports with the SEC. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or 1- 202-942-8090. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Bankruptcy or Receivership or Similar Proceedings

None

Legal Proceedings

Neither the Company nor any of its officers, directors or beneficial shareholders (greater than 10%) are involved in any litigation or legal proceedings involving the business of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis", "Business Description" and elsewhere in this prospectus constitute forward-looking statements. The "safe harbor" for forward-looking statements does not apply to this offering since it is an initial public offering of our securities. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table and subsequent discussion contains the complete and accurate information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with us upon completion of the offering.

Name	Age	Term Served	Title / Position(s)
Wayne Berian	50	Since April 1, 2014	CEO, and Director

Hannah Grabowski	27	Since inception(March 20, 2013)*	Secretary, Treasurer, Director

*Hannah Grabowski also served as CEO from inception to April 1, 2014.

 There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above.

Wayne Berian has served as the Company's CEO and Director since April 1, 2014. A graduate of San Diego State University, Mr. Berian has been involved in marketing for the last twenty years. He is the founder of Advant Edge International Inc., a medical billing training company as well as having served as CEO and founder of Easy Trip Finder, Health Rite and Charity Vending. Within those companies Mr. Berian has worked with many forms of media, inclusive of Web site design, video filming and editing, and the dissemination of information through various social media. Mr. Berian through his ventures has specialized in marketing to both consumers and businesses, both nationally as well as internationally. He is currently in charge of production of the company's documentary films whether it be for the company to complete production of one or both of the films or formulating the film rights for sale. We believe his marketing skill sets will bring a distinct advantage to the Company's ability to move forward.

Hannah Grabowski is the founder of the Company and has acted as our CEO, CFO, Secretary and Director since our incorporation on March 20, 2013 until April 1, 2014 when Wayne Berian was appointed CEO and she subsequently resigned as CEO. She has been involved in the production and filming of the Company's commercials and will continue to be so. Ms. Grabowski managed an Optometry Center in Idaho and Oregon from 2010-2013 where she also was an integral part of marketing though social and print media. She currently manages insurance claims for an optometry center in Encinitas, Ca.  as well as devoting approximately 20 hours a week towards the planning, marketing and organizing activities of the Company.

 Our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

No officer, director, or persons nominated for such positions and no promoters or significant employee of BSM has been involved in legal proceedings that would be material to an evaluation of officers and directors.

Executive Compensation

 Summary Compensation Table

Name and Principal Position	Wayne Berian	Hannah Grabowski
Year	2014	2013-2014
Bonus
Salary
Stock Awards	3,000,000 shares of common stock @$.001 per share	6,500,000 shares of common stock @$.001 per share
Option Awards
All Other Compensations

Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through June 30, 2014.

Compensation of Officers and Directors

In 2013 Hannah Grabowski was paid $5,000 in salary. Subsequently Hannah Grabowski was granted shares in lieu of a salary totaling 6,500,000 and Wayne Berian was granted common shares in lieu of a salary totaling 3,000,000. We do not anticipate beginning to pay salaries until we have adequate funds to do so. There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officer and director.

Indemnification of Directors and Officers

Except as permitted by the Wyoming Revised Statutes, the Company's Articles of Incorporation do not provide for any additional or different indemnification procedures. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims of indemnification. The Company has not obtained director's and officer's liability insurance, although the board of directors of the Company may determine to investigate and, possibly, acquire such insurance in the future.

Employment Agreements

On April 9, 2013 we entered into any employment agreement with Hannah Grabowski to serve as CEO, CFO, Secretary and Director. The agreement was for the issuance of 6,500,000 shares of the Company's restricted common stock in lieu of a cash payment. On April 1, 2014 Ms. Grabowski resigned as CEO after appointing Wayne Berian as CEO..

On April 1, 2014 we entered into any employment agreement with Wayne Berian to serve as CEO, and Director. The agreement was for the issuance of 3,000,000 shares of the Company's restricted common stock in lieu of a cash payment

Conflict of Interest - Management's Fiduciary Duties

Our directors and officer or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of June 30, 2014, certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group. Unless otherwise indicated, each person named in this table has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Wayne Berian – CEO and Operating Manager 800 Grand Avenue Suite 12 A Carlsbad, CA 92008	3,000,000	27.6%
Common	Hannah Grabowski-CFO & Secretary 800 Grand Avenue Suite 12 A Carlsbad, CA 92008	6,500,000	62%

Transfer Agent

Transfer agents record changes of ownership, maintain the issuer's security holder records, cancel and issue certificates, and distribute dividends. Because transfer agents stand between issuing companies and security holders, efficient transfer agent operations are critical to the successful completion of secondary trades. Section 17A(c) of the 1934 Act requires that transfer agents be registered with the SEC, or if the transfer agent is a bank, with a bank regulatory agency.

We have not yet engaged a Transfer Agent. However our intent is to engage Island Stock Transfer to act as our stock registrar and transfer agent. Its address and telephone number is 15500 Roosevelt Boulevard, Suite 301 Clearwater, Florida 33760, (727)-289-0069. Until engaging Island Stock Transfer, we have and will continue to act as our own transfer agent and registrar which could place shareholders at risk for accurate record changes of ownership, maintaining the issuer's security holder records, cancellation and the issuance of certificates.

RELATED PARTY TRANSACTIONS

All transactions that are reportable pursuant to Item 404(d)(1) are disclosed in this section.

Since inception, the following transactions were entered into:

In 2013 the Company authorized the issuance of 6,750,000 founder shares at par value. In 2014 the Company issued 3,000,000 shares at par value to the Company's newly appointed President, Wayne Berian.

On May 15, 2013 the Company issued 342,000 shares to Ocean Pure Media Corporation valued at $34,200, which were issued to the shareholders of Ocean Pure Media Corporation per a contract whereby the Company acquired the rights to five films for which the total value was a flat rate purchase of $34,200, meaning that the amount paid was for the whole of the five film rights and no value was placed on each individual film right. (See: Description of Business, page 17 for details)

On May 12, 2014 the company authorized the issuance of 450,000 shares to MMT, Inc. at a value of $.10 per share for the development of a film APP.

At the year end June 30, 2014 the Company had issued 94,500 shares to investors via a Private Offering of the company's shares at $.10 per share.

On June 20, 2014 the Company entered into a marketing agreement with Pink Sky, LLC for its services in locating funding or acquisition sources for our films, whereby 200,000 shares of restricted common shares at a value of $.10 per share ($20,000.00) were issued as compensation for marketing services, specifically for services in locating funding or acquisition sources for its films.

On June 25, 2014 the Company entered into a marketing agreement with Stephen Lynch for consulting, marketing services and assistance relating to locating potential customers for corporate video accounts, whereby 15,000 shares of restricted common shares at a value of $.10 per share ($1,500.00) were issued as compensation for marketing services and assistance relating to locating potential customers for corporate video accounts.

All current shareholders acquired their shares with the intent to hold the shares for investment purposes, and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the SEC and comparable agencies in the states or other jurisdictions where the purchasers reside, or are exempted from registration. The most widely used exemption from registration requirements is provided by sec Rule 144, which requires a six month holding period prior to resale, and limits the quantities of securities that can be sold during any 90 day periods.

All shareholders certificates for shares have been issued with a restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and the recipient acknowledged his understanding that the shares are restricted from resale unless they were either registered under the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

It is contemplated that we may enter into certain transactions with our directors, Wayne Berian, or Hannah Grabowski or affiliates which may involve conflicts of interest in that they will not be arms' length transactions. We presently have no permanent office facilities but for the time being we will use as our business address the offices of Mr. Berian the operating manager, on a rent free basis, until such time as our business operations may require more extensive facilities and we believe it an appropriate time to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to us on such a basis for any specific length of time.

All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

There are currently no related party transactions between Berian or Grabowski or any other affiliates and BSM other than those disclosed herein. Further, BSM has not had any preliminary contact or discussions with Grabowski or Berian or any other affiliates and there are no present plans, proposals, arrangements or understandings with these companies to enter into any future transactions.

DISCLOSURE OF PAYMENT OF SERVICES WITH SHARES OF COMMON STOCK

On June 20, 2014 the Company entered into a marketing agreement with Pink Sky, LLC, whereby 200,000 shares of restricted common shares at a value of $.10 per share ($20,000.00) were issued as compensation for marketing services.

On June 25, 2014 the Company entered into a marketing agreement with Stephen Lynch, whereby 15,000 shares of restricted common shares at a value of $.10 per share ($1,500.00) were issued as compensation for marketing services.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions permitted under General Corporation Laws of Wyoming relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by General Corporation Laws of Wyoming. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

We are subject to the State of General Corporation Laws of Wyoming. In general, the statute prohibits a publicly held Wyoming corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Wyoming law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

REPORTS TO SECURITY HOLDERS

BSM is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

We may cease filing periodic reports with the Securities and Exchange Commission if:

  We have less than 300 stockholders of record; or

We have less than 500, but more than 300, stockholders of record, and our total assets did not exceed $10 million on the last day of each of our three most recent fiscal years..

Because of the requirement that we file periodic reports in order to have our common stock quoted on the OTC Bulletin Board, we do not intend to suspend our reporting obligations in the foreseeable future.

The public may read and copy any materials that we file with the Commission at the Commission's Public Reference Room at 100 F St,, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

We were incorporated in Wyoming on March 20, 2013 and we have elected, for the purpose of filing our Registration Statement with the SEC and preparing our audit, June 30, 2014 as our fiscal year end.

We are developers, financiers, producers and distributors of motion pictures and related entertainment products. We also generate revenue from commercial video work and are in process of developing an APP. We have been, initially, capitalized through the acquisition of Assets from our founding shareholder, outside producers, cash flows from the distribution of our film product, commercial video work and the proceeds from a Private Placement offering.

From inception, March 20, 2013 to year end June 30, 2013 we had gross revenues of $7,250.00, derived primarily from commercial video work, and total operating expenses of $13,732 and a net loss of $6,482. As of year end June 30, 2014 we had gross revenues of $98,757, derived primarily from commercial video work and the sale of the rights to one pre-production film, and total Operating Expenses of $149,148. Net Income Loss for the year ended June 30, 2014 was $57,031. At the period end September 30, 2014 we had gross revenues of $23,500, derived primarily from commercial video work, and Operating Expenses of $21,568 as compared to the period end September 30, 2013 in which we had gross revenues of $1,200, derived primarily from commercial video work, and total Operating Expenses of $870.

As of June 30, 2013 the Company had $268 of cash on hand, total assets of $34,468 and no liabilities. As of June 30, 2014 the Company had $54,151 of cash on hand, total assets of $91,887 and total current liabilities of $8,500 of which its principal obligation was towards payment for the development of its film APP. As of September 30, 2014 the Company had $42,584 of cash on hand and total assets of $85,319, which was comprised of cash on hand and an account receivable for commercial video work of $12,500.

We believe that we have sufficient capital to operate over the next twelve (12) months with a monthly burn rate of approximately $3,000 per month.

Our plans are to continue to market the film rights we own through the companies we have engaged for marketing. We don't anticipate any further costs in regards to marketing the film rights. We estimate a time frame of 3-12 months to sell the rights to our films, however there is no assurance that they could be sold in that time frame. We will also continue to seek financing for one of our films either through a joint venture arrangement or a royalty arrangement. We may also seek equity financing in the future. Production costs and marketing costs for a film could be anywhere from $50,000 to $500,000 depending on the film produced and how the film would be slated to be viewed. At this time we have no arrangements for any funding source nor have we established which film we would produce first if we were to do so. Regarding the marketing of our commercial video services, we have entered into several agreements for commercial video work since our year end and have completed several generating revenues of 23,500,inclusive of an account receivable of $12,500. We will continue to market our commercial video services with anticipation of expanding our marketing efforts. Although we have engaged 2 companies to aid in the marketing of our commercial video capabilities our optimum would be to hire a person on a full time basis exclusively for marketing our commercial video services which we estimate would cost a minimum of $4,000 per month. At this time we have no plans to hire that person and will not do so until we are better capitalized, which at this time we have no plans for funding of any type.

We have paid $53,500 towards the development of the APP per a contract whereby there are no time frames for completion nor are there any penalties for non-performance; as with many software development projects it is difficult to project an absolute completion date. 450,000 shares of stock were issued at $.10 per share for the transaction and the balance of $8,500 was paid in cash. (See: Description of Business- App Research and Development, p. 19 for further details)

Significant Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements which have been prepared in accordance with accounting principals generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenue consists substantially of fees earned from movies and videos that we have interests in and commercial video work. We recognize revenue from a sale or licensing arrangement of a film when all of the following conditions are met: non-refundable payment for film rights per a contract, or; persuasive evidence of a sale or licensing arrangement with a customer exists; the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery; the license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale; the arrangement fee is fixed or determinable; and collection of the arrangement fee is reasonably assured. We recognize revenue from commercial video services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured upon invoicing for work.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Results of Operations

For the period commencing March 20, 2013 (Inception) to June 30, 2014 AND THE PERIOD TO SEPTEMBER 30, 2014

From inception, March 20, 2013 to year end June 30, 2013, we had gross revenues of $7,250.00, derived from commercial video work, and total Operating Expenses of $13,732 consisting of office expenses of $1,458 and salaries of $11,500. Net loss was $6,482. As of year end June 30, 2014 we had gross revenues of $98,757, of which $72,757 was derived from commercial video work and $26,000 from the sale of the rights to one pre-production film, and total operating expenses of $149,148 consisting of salaries of $30,300.00, advertising and marketing of $2,558, expenses towards the development of our film APP of $53,500, web development of 5,950, consulting fees of $12,700, marketing services of $21,500, vehicle repairs for a vehicle under contract of $11,496, general office expenses of $5,944, fees of 1,086, travel expenses of $3,278 and equipment expenses of $835. Net income loss for the year ended June 30, 2014 was $57,031. At the period end of September 30, 2014 we had gross revenues of $23,500.00, derived from commercial video work, and total Operating Expenses of $21,569 consisting of office expenses of $2,500, professional fees of $5,003, equipment costs of $515 and professional fees of $13,550. Net Income for the period was $1,932. As compared to the period end of September 30, 2013 where we had gross revenues of $1,200, derived from commercial video work, and total Operating Expenses of $870 consisting of travel of $160, professional fees of $670 and fees of $40. Net Income for the period was $330. It is the intention of the Company to continue to develop and distribute its entertainment assets and to engage commercial video work as well as to develop its APP, however, there is no assurance the Company will continue to generate Net Income over the long term. At September 30, 2014, since our year end June 30, 2014, we have completed several commercial videos for revenues totaling $23,500. We have several commercial video projects we are working on which we estimate will result in revenues of approximately $30,000 for our second quarter (September 30-December 31) with costs to completion of approximately $12,000. We typically bill on a flat rate basis after estimating time and resources needed for shooting.

Liquidity and Capital Resources

As of the period ending June 30, 2014 the Company had cash on hand of $54,151, total current assets of $61,651, total assets of $91,887, total current liabilities of $8,500 and Total Stockholder's Equity of $83,386. At the period ending September 30, 2014 the Company had cash on hand of $42,584, total current assets of $55,084, total assets of $85,319, no current liabilities and Total Stockholder's Equity of $85,319. The Company's cash was generated from revenue from commercial video work, the sale of the rights to one of its pre-production films, and proceeds from a Private Placement of its shares. The Company believes it has sufficient cash resources available to fund its primary operation for the next twelve (12) months. The Company has no, current, off balance sheet arrangements and does not anticipate entering into any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition. The Company has no agreements in place with its shareholders, officer and director or with any third parties to fund operations beyond the end of the Company's 2014 fiscal year. The Company has not negotiated nor has available to it any other third party sources of liquidity.

AUDITED FINANCIAL STATEMENTS

BLUE SKY MEDIA CORPORATION

TABLE OF CONTENTS

June 30, 2014 and June 30, 2013

Report of Registered Independent Accounting Firm	F-1
Financial Statements
Balance Sheet as of June 30, 2014 (Restated) and June 30, 2013	F-2
Restated Statement of Operations for the period from March 20, 2013 (date of inception) to June 30, 2014	F-3
Restated Statement of Stockholders' Equity as of June 30, 2014	F-4
Restated Statement of Cash Flows for the period from March 20, 2013 (date of inception) to June 30, 2014	F-5
Notes to the Financial Statements	F-6 to F-8

HARRIS & GILLESPIE CPA'S, PLLC

CERTIFIED PUBLIC ACCOUNTANT'S

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Blue Sky Media Corporation

We have audited the accompanying balance sheets of Blue Sky Media Corporation as of June 30, 2014 (Restated) and 2013 and the related restated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Sky Media Corporation as of June 30, 2014 (Restated) and 2013 and the related restated results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #2 to the financial statements, although the company has generated revenues, the company is dependent upon obtaining additional capital resources and has yet to establish an on-going revenue source which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note #2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ HARRIS & GILLESPIE CPA'S, PLLC

Seattle, Washington

August 20, 2014

November 06, 2014 – As to the restatement disclosed in Note 3.

BLUE SKY MEDIA CORPORATION

CONSOLIDATED BALANCE SHEETS

June 30, 2014 and June 30, 2013

	Restated
	June 30,	June 30,
	2014	2013

Assets

Current Assets
Cash	54,151	$268
Accounts receivable	7,500	0
Total Current Assets	61,651	268

Fixed Assets
Furniture and Equipment	988
Total Fixed Assets	988
Other Assets
Film Assets	27,360	34,200
Film Equipment	1,889
Total Other Assets	29,248	34,200
Total Assets	91,887	$34,468

Liabilities And Stockholders' Equity (Deficit)

Current Liabilities
Accounts payable	8,500	$—
Total Current Liabilities	8,500	—

Total Liabilities	8,500	—

Stockholders' Equity (Deficit)

Common stock $0.001 par value 75,000,000 shares authorized 10,851,500 and 7,092,000 shares issued and outstanding	10,851	7,092
at June 30, 2014 and June 30, 2013, respectively
Additional paid in capital	136,048	33,858
Accumulated Deficit	(63,513)	(6,482)
Total Stockholders' Equity (Deficit)	83,386	34,468

Total Liabilities and
Stockholders' Equity (Deficit)	91,887	$34,468

See accompanying notes to consolidated financial statements.

BLUE SKY MEDIA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

June 30, 2014 and June 30, 2013

	Restated
	Year ended	Year ended
	June 30, 2014	June 30, 2013

Revenue

Sales	$98,757	$7,250
Total Revenue	98,757	7,250

Cost of Goods Sold	6,840	-

Gross Profit	91,917	7,250

General and Administrative Expenses
Salaries	30,300	11,500
Equipment/Filming	835	702
Advertising and marketing	2,558	71
Fees	1,086
Website	5,950
APP Development	53,500
Consulting Fees	12,700
Marketing Services	21,500
Vehicle Repair	11,496
Travel/Meals	3,278
Office expenses	5,944	1,458

Total Expenses	(149,148)	13,732

Net Operating Income/Loss	(57,231)	(6,482)

Other Income/Expense		—
Refund	200
Net Income/Loss	(57,031)	(6,482)

Basic and Diluted Loss Per Common Share	$(.002)	$(0.00)

Weighted Average Shares Outstanding	10,851,500	7,092,000

See accompanying notes to consolidated financial statements.

 BLUE SKY MEDIA CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

Restated

June 30, 2014 and June 30, 2013

	Common Stock Number of Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total
Stock Issued for Services, related party	6,500,000	6,500			6,500
Stock Issued for Cash	250,000	250			250
May 10, 2013 Acquisition of Films	342,000	342	33,858		34,200

Net loss for the Year ended June 30, 2013				$(6,482)	$(6,482)

Balance, June 30, 2013	7,092,000	$7,092	$33,858	$(6,482)	$34,468

Stock Issued for APP to MMT, Inc.	450,000	450	44,550		45,000
Stock Issued for Cash Investment	94,500	95	9,355		9,450
Stock issued for services, related party	3,000,000	3,000	27,000		30,000
Stock issued for marketing services	215,000	215	21,285		21,500

Net loss for the period ended June 30, 2014				(57,031)	(57,031)

Balance, June 30, 2014	10,851,500	$10,851	$136,048	$(63,513)	$83,387
					83,387

See accompanying notes to consolidated financial statements.

 BLUE SKY MEDIA CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

June 30, 2014 and June 30, 2013

	Restated	Restated
	June 30, 2014	June 30, 2013
Cash Flows from Operating Activities
Net Income\loss	$(57,031)	(6,482)

Adjustments to Reconcile Net Loss To Net Cash Provided by (Used In) Operating Activities:

Accounts receivable	(7,500)	—
Accounts payable	8,500	—
Stock issued for services	96,500	6,500

Net Cash Provided by Operating Activities	40,469	18

Cash Flows From Investing Activities	—	—
Furniture and Equipment	(988)	—
Film Assets	6,840
Film Equipment	(1,888)	—
Net Cash Provided by Investing Activities	3,964	-

Cash Flows from Financing Activities
Paid in Capital	9,450	250
Net Cash Provided by Financing Activities	9,450	250

Increase in Cash	53,883	268

Cash at Beginning of Year	268	—

Cash at End of Year	$54,151	268

Cash paid for Interest	$—	$—

Cash paid for income taxes	$—	$—

See accompanying notes to consolidated financial statements.

Non Cash Investing and Financing Activities:

2013-Purchase of film assets by the issuance of 342,000 shares of common stock.

2014-Payment for Development of APP by the issuance of 450,000 shares of common stock.

BLUE SKY MEDIA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2014 and June 30, 2013

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BUSINESS AND BASIS OF PRESENTATION

Blue Sky Media Corporation. ("BSM") was incorporated under the laws of the State of Wyoming on March 20, 2013.

BSM was formed as a Media Company engaging in commercial film production, film acquisition, film distribution and APP development. Within those frameworks the Company also acquires film treatments, scripts and film trailers for resale and/or production.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of June 30, 2014.

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of June 30, 2014 and June 30, 2013.

PROPERTY AND EQUIPMENT

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from three to five years. As of June 30, 2014 and June 30, 2013 the company had no depreciation expense.

INVENTORY

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis.

ACCOUNTS RECEIVABLE

Trade receivables are carried at original invoice amount. We recognize revenue from sales or services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

FEDERAL INCOME TAXES

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

NET INCOME PER SHARE OF COMMON STOCK

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not have a complex capital structure requiring the computation of diluted earnings per share.

INTERNAL WEBSITE DEVELOPMENT COSTS

Under ASC350-50, Website Development Costs , costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

STOCK BASED COMPENSATION

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values. For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employees to be accounted for based on the fair value of the related stock or options or the fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

As of June 30, 2014 and June 30, 2013, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of June 30, 2014 the Company had an accumulated deficit of $63,513. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 – Restatement:

The financial statements have been revised to correct an error in accounting for the following line items. In accordance with applicable Generally Accepted Accounting Principles (GAAP), the Company calculated and recognized adjustments accordingly.

	Restated 6/30/2014	Original 6/30/2014
Film Assets	27,360	34,200
Cost of Goods Sold	6,840	21,500
Salaries	30,300	3,300
App Development	53,500	8,500
Marketing Services	21,500	-
Total Expenses	149,148	55,648
Net Loss	(57,231)	21,809
From Statement of Cash Flow
Stock issued for services	96,500	-
Additional Paid in Capital	136,048	109,049
Accumulated Deficit	(63,513)	15,327

Note 4- Assets

The Company has acquired the rights to five films . all of which are in the initial stages of pre-production, from Ocean Pure Media Corporation for $34,200.00. 300,000 shares valued at $.10 per share were issued to Hector Medina and 42,000 shares valued at $.10 per share were issued to 42 shareholders of Ocean Pure Media Corporation. The acquisition was done on a flat rate basis; meaning that there was no consideration of value placed on each individual film.

We plan to either market the rights to each individual film or possibly produce films contingent on the proper financing (as noted in the section Description of Business).

We have sold the rights to one film, “Two Sevens Clash” for $26,000.00

Films acquired:

"Badlands", (a Horror genre)

"Life of a third World Surfer", (Documentary)

"The Trestles" (Documentary)

"Two Sevens Clash", (the film rights were sold)

"Beirut-Beirut" ( Drama story)

Note 5 - Related Party Transactions

The Company incurred expenses of $36,800 for salaries to its officers. Restricted shares in the amount of 9,500,000 shares were issued in lieu of cash. 6,500,000 shares were issued to Hannah Grabowski at a par value of $.001 per share and 3,000,000 shares were issued to Wayne Berian at par value of $.10 per share.

Note 6 – Common Stock

In 2013 the Company authorized the issuance of 6,500,000 founder shares at par value. In addition 250,000 shares were acquired for $250.00 by Hannah Grabowski in 2013. In 2014 the Company issued 3,000,000 shares at $.10 per share to the Company's newly appointed President, Wayne Berian.

On May 10, 2013 the Company issued 342,000 shares to Ocean Pure Media Corporation, which were issued to the shareholders of Ocean Pure Media Corporation per a contract whereby the Company acquired the rights to certain film media.

On May 12, 2014 the company authorized the issuance of 450,000 shares to MMT, Inc. at a value of $.10 per share for the development of a film APP. (For Transaction Details See: (Description of Business-APP Research and Development, p. 19)

At the year end June 30, 2014 the Company had issued 94,500 shares to investors via a Private Offering of the company's shares at $.10 per share.

In June of 2014 the Company issued 215,000 shares at a value of $.10 per share for marketing services.

Note 7 – Income Taxes

We account for income taxes in accordance with FASB ASC 740, Income Taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Note 8 – Subsequent Events

Management has reviewed events between June 30, 2014 to the date that the financials were issued, August 29, 2014, and there were no significant events identified for disclosure.

CONSOLIDATED FINANCIAL STATEMENTS

BLUE SKY MEDIA CORPORATION

BLUE SKY MEDIA CORPORATION

CONSOLIDATED BALANCE SHEETS

September 30, 2014 and June 30, 2014

		Unaudited	Audited-Restated
		September 30,	June 30,
		2014	2014

Assets

Current Assets
Cash		$42,584	$54,151
Accounts receivable		12,500	7,500
Total Current Assets		55,084	61,651

Fixed Assets
Furniture and Equipment		988	988
Total Fixed Assets		988	988
Other Assets
Film Assets		27,360	27,360
Film Equipment		1,889	1,889
Total Other Assets		29,248	29,248
Total Assets		$85,319	$91,887

Liabilities And Stockholders' Equity (Deficit)

Current Liabilities	$		$
Accounts payable		-	8,500
Total Current Liabilities		-	8,500

Total Liabilities		-	8,500

Stockholders' Equity (Deficit)

Common stock $0.001 par value 75,000,000 shares authorized 10,851,500 shares issued and outstanding at June 30, 2014 and June 30, 2013, respectively		10,851	10,851
Additional paid in capital		136,048	136,048
Accumulated Deficit		(61,581)	(63,513)
Total Stockholders' Equity (Deficit)		85,319	83,386

Total Liabilities and
Stockholders' Equity (Deficit)		$85,319	$91,887

See accompanying notes to consolidated financial statements.

BLUE SKY MEDIA CORPORATION

Consolidated Statements of Operations

September 30, 2014 and September 30, 2013

	September 30,	September 30,
	2014	2013
	(Unaudited)	(Unaudited)
Revenue

Sales	$23,500	$1,200
Total Revenue	23,500	1,200

Cost of Goods Sold	-	-

Gross Profit	23,500	1,200

General and Administrative Expenses
Equipment/Filming	515	-
Fees	3	40
Consulting Fees	5,000
Professional Fees	13,550	670
Travel	-	160
Office expenses	2,500	-

Total Expenses	(21,568)	870

Net Operating Income/Loss	$1,932	$330

Other Income/Expense		—

Net Income/Loss	$1,932	$330

Basic and Diluted Loss Per Common Share	$.002	$0.00

Weighted Average Shares Outstanding	10,851,500	7,092,000

See accompanying notes to consolidated financial statements.

BLUE SKY MEDIA CORPORATION

Consolidated Statements of Cash Flows

September 30, 2014 and September 30, 2013

	September 30,	September 30,
	2014 (Unaudited)	2013 (Unaudited)
Cash Flows from Operating Activities
Net Income\loss	$1,932	$330

Adjustments to Reconcile Net Loss To Net Cash Provided by (Used In) Operating Activities:

Accounts receivable	(5,000)	—
Accounts payable	(8,500)	—
Net Cash Provided by Operating Activities	(11,568)	330

Cash Flows From Investing Activities	—	—

Net Cash Provided by Investing Activities	-	-

Cash Flows from Financing Activities

Net Cash Provided by Financing Activities	-	-

Increase in Cash	(11,568)	330

Cash at Beginning of Year	54,151	268

Cash at End of Year	$42,584	$598

Cash paid for Interest	$—	$—

Cash paid for income taxes	$—	$—

See accompanying notes to consolidated financial statements.

BLUE SKY MEDIA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2014 (Unaudited) and June 30, 2014 (Audited)

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BUSINESS AND BASIS OF PRESENTATION

Blue Sky Media Corporation. ("BSM") was incorporated under the laws of the State of Wyoming on March 20, 2013.

BSM was formed as a Media Company engaging in commercial film production, film acquisition, film distribution and APP development. Within those frameworks the Company also acquires film treatments, scripts and film trailers for resale and/or production.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of September 30, 2014.

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of September 30, 2014 and September 30, 2013.

PROPERTY AND EQUIPMENT

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from three to five years. As of September 30, 2014 and June 30, 2014 the company had no depreciation expense.

INVENTORY

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis.

ACCOUNTS RECEIVABLE

Trade receivables are carried at original invoice amount. We recognize revenue from sales or services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

FEDERAL INCOME TAXES

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

NET INCOME PER SHARE OF COMMON STOCK

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not have a complex capital structure requiring the computation of diluted earnings per share.

INTERNAL WEBSITE DEVELOPMENT COSTS

Under ASC350-50, Website Development Costs , costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

STOCK BASED COMPENSATION

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values. For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employees to be accounted for based on the fair value of the related stock or options or the fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

As of September 30, 2014 and June 30, 2014, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of September 30, 2014 the Company had an accumulated deficit of $61,581. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 – Restatement:

The financial statements have been revised to correct an error in accounting for the following line items. In accordance with applicable Generally Accepted Accounting Principles (GAAP), the Company calculated and recognized adjustments accordingly.

	Restated 6/30/2014	Original 6/30/2014
Film Assets	27,360	34,200
Cost of Goods Sold	6,840	21,500
Salaries	30,300	3,300
App Development	53,500	8,500
Marketing Services	21,500	-
Total Expenses	149,148	55,648
Net Loss	(57,031)	21,809
From Statement of Cash Flow
Stock issued for services	96,500	-
Additional Paid in Capital	136,048	109,049
Accumulated Deficit	(63,513)	15,327

Note 4- Assets

The Company has acquired the rights to five films . all of which are in the initial stages of pre-production, from Ocean Pure Media Corporation for $34,200.00. 300,000 shares valued at $.10 per share were issued to Hector Medina and 42,000 shares valued at $.10 per share were issued to 42 shareholders of Ocean Pure Media Corporation. The acquisition was done on a flat rate basis; meaning that there was no consideration of value placed on each individual film.

We plan to either market the rights to each individual film or possibly produce films contingent on the proper financing (as noted in the section Description of Business).

We have sold the rights to one film, "Two Sevens ClashÓ for $26,000.00

Films acquired:

"Badlands", (a Horror genre)

"Life of a third World Surfer", (Documentary)

"The Trestles" (Documentary)

"Two Sevens Clash", (the film rights were sold)

"Beirut-Beirut" ( Drama story)

Note 5 - Related Party Transactions

The Company incurred expenses of $36,800 for salaries to its officers. Restricted shares in the amount of 9,500,000 shares were issued in lieu of cash. 6,500,000 shares were issued to Hannah Grabowski at a par value of $.001 per share and 3,000,000 shares were issued to Wayne Berian at par value of $.10 per share.

Note 6 – Common Stock

In 2013 the Company authorized the issuance of 6,500,000 founder shares at par value. In addition 250,000 shares were acquired for $250.00 by Hannah Grabowski in 2013. In 2014 the Company issued 3,000,000 shares at $.10 per share to the Company's newly appointed President, Wayne Berian.

On May 10, 2013 the Company issued 342,000 shares to Ocean Pure Media Corporation, which were issued to the shareholders of Ocean Pure Media Corporation per a contract whereby the Company acquired the rights to certain film media.

On May 12, 2014 the company authorized the issuance of 450,000 shares to MMT, Inc. at a value of $.10 per share for the development of a film APP. (For Transaction Details See: (Description of Business-APP Research and Development, p. 19)

At the year end June 30, 2014 the Company had issued 94,500 shares to investors via a Private Offering of the company's shares at $.10 per share.

In June of 2014 the Company issued 215,000 shares at a value of $.10 per share for marketing services.

Note 7 – Income Taxes

We account for income taxes in accordance with FASB ASC 740, Income Taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Note 8 – Subsequent Events

Management has reviewed events between September 30, 2014 to the date that the financials were issued, December 6, 2014, and there were no significant events identified for disclosure.

1,100,500 shares

BLUE SKY MEDIA CORPORATION Common stock

Prospectus

September 9, 2014

BLUE SKY MEDIA CORPORATION

800 Grand Avenue

Suite 12 A

Carlsbad, CA 92008

www.BlueSkyMediaInc.com

307-278-9649

Until ___________________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$70.60
Printing and shipping expenses	100.00
Legal fees and expenses	1,000.00
Accounting fees and expenses	10,000.00
Transfer agent and misc. expenses	1,750.00
Application and Quotation on QB	12,500.00
Total	$25,420.60

*All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

Section 17-16-856 of the Wyoming General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company's Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Wyoming General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Wyoming General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

-   any breach of the director's duty of loyalty to the corporation or its stockholders;

-   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-   payments of unlawful dividends or unlawful stock repurchases or redemptions; or

-   any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

The Company is authorized to issue 75,000,000 shares of common stock, par value .001 per share. At the twelve months ended June 30, 2014 there were 10,851,500 shares of common stock issued and outstanding.

Set forth below is information regarding the issuance and sales of securities without registration since inception.  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On April 5, 2013, the Company issued 250,000 shares of common stock to Hannah Grabowski at par value of $.001 for startup costs. On May 10, 2013 the Company issued 6,500,000 shares of common stock to Hannah Grabowski pursuant to an employment agreement. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares.

On May 15, 2013 the Company issued 342,000 shares at a value of $.10 per share to Ocean Pure Media Corporation valued at $34,200, which were issued to the shareholders of Ocean Pure Media Corporation per a contract whereby the Company acquired rights to five films for which the total value was a flat rate purchase, meaning that the amount paid was for the whole of the five film rights and no value was placed on each individual film right. (See: Description of Business, page 17 for details)

As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On April 11, 2014 the Company issued 450,000 shares of common stock to MMT, Inc. pursuant to a contractual agreement at a value of $.10 per share. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On May 1, 2014, the Company issued 3,000,000 shares of common stock at a par value of $.001 per share to Wayne Berian pursuant to an employment agreement. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares.

On June 20, 2014, the Company issued 200,000 shares of common stock at a value of $.10 per share to Pink Sky, LLC pursuant to an marketing agreement. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On June 25, 2014 the Company issued 15,000 shares of common stock at a value of $.10 per share to Stephen Lynch pursuant to a marketing agreement. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

Such other shareholders listed below include the holders of shares sold in a Regulation D, Rule 506 done in compliance with Section 4(2) of the 1933 Act completed on June 30, 2014 at an offering price of $0.10 per share, which resulted in total proceeds of $9,450 and a sale of 94,500 shares in aggregate.

Shareholder	Shares
Brianna Stoecklein	19,000
Albie Viola	7,500
Barb Viola	23,000
Pat Frisk	25,000
Jake Cannon	20,000

The Common Stock issued in our Private Offering were privately issued with a restrictive legend, in reliance on the Exemption from registration provided by Section 4(2) of the Securities Act of 1933..

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)	At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(C)	Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16.	Exhibits Index.

The following exhibits marked are filed with this Registration Statement:

Number	Exhibit Name

3.1	Articles of Incorporation*
3.2	Certificate of Incorporation*
3.3	By-Laws*
5.1	Opinion of Mont E Tanner, ESQ.
23.1	Consent of Harrison & Gillespie, CPA's, PLLC.
10.1	Contract with Ocean Pure Media Corporation*
10.2	Contract with MMT, Inc.*

* Incorporated by reference to S-1 Registration Statement.

Item 17. Undertakings

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The registrant shall request acceleration  pursuant to  Rule  461 under the Securities Act and there insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Wyoming law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Carlsbad, CA., on December 9, 2014.

Dated: December 9, 2014	BLUE SKY MEDIA CORPORATION

	By:	/s/ Wayne Berian
Wayne Berian,
Chief Executive Officer

/s/ Hannah Grabowski
Hannah Grabowski,
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/S/ Wayne Berian Wayne Berian	President/Chief Executive Officer and Director(principal executive officer)	December 9, 2014

/S/ Hannah Grabowski Hannah Grabowski	Chief Financial Officer and Director (principal accounting officer)	December 9, 2014